PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

Chief Financial Officer                                                                                                             904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE THIRD QUARTER AND FISCAL YEAR 2020

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; July 29, 2020

Third Quarter Operating Results

The Company reported net income of $573,000, or $.17 per share, compared to $396,000, or $.12 per share, in the same quarter last year.

Transportation revenues (excluding fuel surcharges) were $18,032,000, down $6,875,000 due to lower miles versus the same quarter last year. Revenue miles were down 2,775,000 miles, or 31.0%, over the same quarter last year primarily due to the COVID-19 pandemic, the downsizing of certain customer business due to inadequate freight rates earlier this fiscal year, and the closure of our Wilmington terminal on April 25, 2020. Transportation revenue per mile was up $.14, or 5.0%, which has helped to offset the negative impact of fewer miles. Fuel surcharge revenue was down $1,640,000, or $.13 per mile, from the same quarter last year.

Compensation and benefits decreased $3,410,000, mainly due to lower company miles and reduced driver training expense. Gross fuel expense decreased $2,250,000, or $.17 per mile, due to lower company miles and lower cost per gallon. Repair and tire expense decreased $719,000, or $.02 per mile, due to lower miles this quarter and several high dollar repairs in the 3rd quarter last year. Insurance and losses decreased $768,000, or $.02 per mile, primarily due to favorable closure of prior year worker’s compensation claims, lower health care claims, favorable results on prior and current year auto liability claims and lower wreck repair costs. Depreciation expense was down $161,000 in the quarter as we continue to adjust our fleet size to meet our business levels. Gain on disposition of assets was $224,000 this quarter versus a loss of $115,000 in the same quarter last year due primarily to a loss from a single vehicle rollover accident during the same quarter last year.

As a result, operating profit this quarter was $794,000, compared to $423,000 in the same quarter last year. Operating ratio was 95.8 this quarter versus 98.5 in the same quarter last year.

First Nine Months Operating Results for Fiscal year 2020

The Company reported a net loss of ($292,000), or ($.09) per share, compared to net income of $1,569,000, or $.47 per share, in the same period last year. Net income in the first nine months of 2019 included $634,000, or $.19 per share, from gains on real estate sales.

Transportation revenues (excluding fuel surcharges) were $62,191,000, down $12,233,000 on 5,657,000 fewer miles primarily due to the COVID-19 pandemic, the downsizing of certain customer business due to freight rates earlier this fiscal year, and the closure of our Charlotte terminal in May, 2019 and our Wilmington terminal on April 25, 2020. Transportation revenue

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per mile was up $.15 per mile, or 5.5%, due to increased freight rates which has helped to offset the negative impact of fewer miles. Fuel surcharge revenue was $5,156,000, down $3,008,000, or $.06 per mile, from the same period last year.

Compensation and benefits decreased $5,921,000 mainly due to lower company miles and lower driver training expense. Gross fuel expenses decreased $4,121,000, or $.07 per mile, due to lower company miles and lower cost per gallon. Repair and tire expense decreased $1,068,000 due to reduced miles in the first nine months of this year. Insurance and losses decreased $388,000, but were up $.05 per mile, primarily due to higher health claims in the first six months of this fiscal year. Gain on disposition of assets was $674,000 this period versus $1,441,000 in the same period last year which included a gain of $866,000 on the sale of a prior terminal site in Ocoee, Florida and a gain of $231,000 on the insurance settlement for hurricane damages sustained at our Panama City, Florida location.

As a result, operating loss was ($518,000) compared to operating profit of $1,823,000 in the same period last year. Operating ratio was 100.8 in the first nine months versus 97.8 in the same period last year.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have an impact on demand for oil and petroleum products. Volume declines due to COVID-19 vary by market but management estimates the range to be ~10-25% down across our network. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities. We anticipate the impacts from social distancing, work/school from home programs and any continued mandatory business closures or reduced patron occupancy levels will adversely affect petroleum sales and therefore the demand for our services as long as they remain in place.

Summary and Outlook

Prior to the outbreak of the COVID-19 pandemic, Management was encouraged about the rate environment. Our intent was to continue to push rates higher to offset the rising costs associated with the on-going driver shortage and rising risk insurance premiums while exiting customer relationships that did not allow us to earn an acceptable profit on our services. During the 1st quarter, the Company renegotiated one of our largest customer contracts resulting in the Company turning back ~$3.5M of annualized revenue on marginally rated business while receiving a ~4.5% rate increase on a substantially larger volume of business we retained. Those rate increases were fully in effect as of February 1, 2020. We also walked away from some smaller accounts due to freight rates. As a result, we had capacity in our system as we headed into the typically busier spring and summer months and were heavily focusing our sales efforts to gain meaningful volume with customers with whom we felt we could partner. We were starting to see success on new revenue gains and operating results in early March until the outbreak of COVID-19.

Beginning in late March, due to impacts from COVID-19, our focus shifted to managing the business through the crisis, dealing with reduced volumes and controlling costs. We experienced a very difficult April due to significantly reduced volumes. Volumes improved incrementally during May and June but still remained below our pre-COVID-19 expectations throughout the

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quarter. The many steps we took to reduce costs early on in the quarter, coupled with strong insurance results and some gains from equipment sales, allowed us to make a profit during the quarter. Some of the expense reductions related to reduced hours for certain employees, the inability for many of our employees to travel overnight and lower costs associated with hiring and training drivers will increase as the impacts from COVID-19 subside. However, we are intent on minimizing those cost increases as we move forward.

Our balance sheet remains solid with $13.6 million of cash and cash equivalents as of June 30, 2020, versus $11.3 million on March 31, 2020, and no outstanding debt. We did not order any new equipment during the quarter and will not order additional equipment during the remainder of this fiscal year which reduces our planned capital outlay by ~$3.5 million for the fiscal year. Today, we are continuing to manage through the day to day impacts of the virus but are also refocusing our efforts back to growing our business with both new and existing customers with whom we feel can partner long term.

Conference Call

The Company will host a conference call on July 29, 2020 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-877-407-0778 domestic or international at 1-201-689-8565. Computer audio live streaming is available via the Internet through the Company’s website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/Page/2058/35687. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 35687. An audio archive can be accessed through the Company’s website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/Page/2058/35687.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	JUNE 30,		JUNE 30,
	2020	2019	2020	2019
Revenues:
Transportation revenues	$18,032	24,907	$62,191	74,424
Fuel surcharges	979	2,619	5,156	8,164
Total revenues	19,011	27,526	67,347	82,588

Cost of operations:
Compensation and benefits	8,575	11,985	29,954	35,875
Fuel expenses	1,738	3,988	8,147	12,268
Repairs & tires	1,182	1,901	4,504	5,572
Other operating	768	1,189	2,699	3,510
Insurance and losses	1,443	2,211	6,767	7,155
Depreciation expense	1,815	1,976	5,604	5,922
Rents, tags & utilities	719	833	2,222	2,571
Sales, general & administrative	1,839	2,479	6,929	7,508
Corporate expenses	362	426	1,713	1,825
Loss (gain) on disposition of PP&E	(224)	115	(674)	(1,441)
Total cost of operations	18,217	27,103	67,865	80,765

Total operating profit (loss)	794	423	(518)	1,823

Interest income and other	4	116	131	330
Interest expense	(8)	(8)	(23)	(25)

Income (loss) before income taxes	790	531	(410)	2,128
Provision for (benefit from) income taxes	217	135	(118)	559

Net income (Loss)	$573	396	$(292)	1,569

Unrealized investment gains, net	—	7	—	19
Reclassification adjust for net investment gains realized in net income	—	—	(5)	—

Comprehensive income (loss)	$573	403	$(297)	1,588

Earnings per common share:
Net Income (loss) -
Basic	$0.17	0.12	(0.09)	0.47
Diluted	$0.17	0.12	(0.09)	0.47

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,377	3,347	3,366	3,339
-diluted earnings per common share	3,377	3,348	3,366	3,340

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	June 30,	September 30,
Assets	2020	2019
Current assets:
Cash and cash equivalents	$13,646	21,216
Accounts receivable (net of allowance for
doubtful accounts of $93 and $133, respectively)	5,188	6,588
Federal and state taxes receivable	—	290
Inventory of parts and supplies	801	949
Prepaid tires on equipment	1,431	1,616
Prepaid taxes and licenses	156	536
Prepaid insurance	1,578	2,895
Prepaid expenses, other	315	334
Total current assets	23,115	34,424

Property and equipment, at cost	84,842	91,332
Less accumulated depreciation	52,948	57,765
Net property and equipment	31,894	33,567

Operating lease right-of-use assets	3,227	—
Goodwill	3,637	3,431
Intangible assets, net	1,007	701
Other assets, net	176	170
Total assets	$63,056	72,293

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,755	3,184
Federal and state taxes payable	413	—
Accrued payroll and benefits	2,962	3,906
Accrued insurance	1,685	1,339
Accrued liabilities, other	860	398
Operating lease liabilities, current portion	1,166	—
Total current liabilities	8,841	8,827

Operating lease liabilities less current portion	2,249	—
Deferred income taxes	5,280	6,237
Accrued insurance	1,339	1,339
Other liabilities	890	1,093
Total liabilities	18,599	17,496
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized,
of which 250,000 shares are designated Series A
Junior Participating Preferred Stock; $0.01 par
value; none issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares
authorized; 3,377,279 and 3,351,329 shares issued
and outstanding, respectively)	338	335
Capital in excess of par value	38,610	38,099
Retained earnings	5,386	16,235
Accumulated other comprehensive income, net	123	128
Total shareholders’ equity	44,457	54,797
Total liabilities and shareholders’ equity	$63,056	72,293